Exhibit 99.1

Date: May 27, 2021	CorVel Corporation
1920 Main Street
Suite 900
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, May 27, 2021— CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter and fiscal year ended March 31, 2021. Earnings per share for the quarter were $0.81, compared to $0.64 in the same quarter of the prior year. Revenues for the quarter were $146 million, a decrease from $147 million in the same quarter of the previous year.

Earnings per share for the fiscal years ended March 31, 2021 and March 31, 2020 were $2.55. Revenues for the fiscal year ended March 31, 2021 were $553 million, compared to $592 million for the fiscal year ended March 31, 2020.

CERiS, which focuses primarily on the health market, had significant growth during the quarter. Their comprehensive prospective claim review service expanded with new and existing client partners for both itemized bills and DRG validation. The dual reviews validate coding and identify invalid charges within prompt payment requirements, resulting in industry-leading results to health plans and TPAs.

Technology has and will continue to be a key differentiator for CorVel. The company remains committed to utilizing emerging technology to improve business processes and reduce repetitive human interaction. Artificial intelligence is a primary driver of innovation, and we are expanding our investment in machine learning to guide actions and decisions towards optimal outcomes.

This year, CorVel celebrates its 30th anniversary on NASDAQ. Since its foundation, the company has endeavored to make a substantial difference in the lives of team members, business partners, and the industry at large. In addition, CorVel strives to be a workplace that encourages learning, growth, and advancement, and was pleased to have been awarded certification as a Great Place to Work®.

About CorVel

CorVel Corp. applies technology including artificial intelligence, machine learning and natural language processing to enhance the managing of episodes of care and the related health care costs. We partner with employers, third-party administrators, insurance companies and government agencies in managing workers’ compensation and health, auto and liability services. Our diverse suite of solutions combines our integrated technologies with a human touch. CorVel's customized services, delivered locally, are backed by a national team to support clients as well as their customers and patients.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s health market prospective claim review services and the Company’s continued investment in machine learning, artificial intelligence and other innovative technologies, and statements relating to the Company’s strategic alliances within the healthcare market. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that the impact of the COVID-19 pandemic on our business, results of operations and financial condition is greater than our initial assessment.

The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2020 and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2020, September 30, 2020, and December 31, 2020. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly and Fiscal Results – Income Statement

Quarters and Fiscal Year Ended March 31, 2021 and March 31, 2020

Quarter Ended	March 31, 2021	March 31, 2020
Revenues	$145,510,000	$147,024,000
Cost of revenues	109,791,000	116,333,000
Gross profit	35,719,000	30,691,000
General and administrative	16,366,000	15,865,000
Income from operations	19,353,000	14,826,000
Income tax provision	4,544,000	3,079,000
Net income	$14,809,000	$11,747,000
Earnings Per Share:
Basic	$0.83	$0.65
Diluted	$0.81	$0.64
Weighted Shares
Basic	17,902,000	18,074,000
Diluted	18,196,000	18,325,000

Fiscal Year Ended	March 31, 2021	March 31, 2020
Revenues	$552,644,000	$592,225,000
Cost of revenues	429,020,000	466,304,000
Gross profit	123,624,000	125,921,000
General and administrative	64,449,000	65,210,000
Income from operations	59,175,000	60,711,000
Income tax provision	12,819,000	13,334,000
Net income	$46,356,000	$47,377,000
Earnings Per Share:
Basic	$2.59	$2.59
Diluted	$2.55	$2.55
Weighted Shares
Basic	17,930,000	18,326,000
Diluted	18,166,000	18,602,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

March 31, 2021 and March 31, 2020

	March 31, 2021	March 31, 2020
Cash	$139,716,000	$83,223,000
Customer deposits	56,497,000	48,991,000
Accounts receivable, net	64,722,000	65,767,000
Prepaid taxes and expenses	8,006,000	11,010,000
Property, net	70,619,000	75,900,000
Goodwill and other assets	39,876,000	40,703,000
Right-of-use asset, net	45,324,000	90,666,000
Total	$424,760,000	$416,260,000
Accounts and taxes payable	$13,574,000	$16,363,000
Accrued liabilities	148,886,000	117,326,000
Deferred tax liability	—	7,764,000
Long-term lease liabilities	41,898,000	85,096,000
Paid-in capital	185,944,000	168,938,000
Treasury stock	(564,435,000)	(531,764,000)
Retained earnings	598,893,000	552,537,000
Total	$424,760,000	$416,260,000